CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Investors Securities Trust of our reports dated December 15, 2023, relating to the financial statements and financial highlights, which appear in Franklin Convertible Securities Fund, Franklin Equity Income Fund, Franklin Managed Income Fund, Franklin Floating Rate Daily Access Fund, Franklin Low Duration Total Return Fund, Franklin Total Return Fund, Franklin Low Duration U.S. Government Securities Fund and Franklin Long Duration Credit Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 22, 2024